UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2007

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the expiration on March 22, 2007, of the rights issued pursuant to the Rights Agreement, by and between Haynes International, Inc. (the "Company") and Wells Fargo Bank, N.A. (the “Rights Agent”), dated as of August 13, 2006 (the “Rights Agreement”), the Company filed a Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company (the “Certificate of Elimination”) on April 4, 2007, with the Delaware Secretary of State pursuant to Section 151(g) of the Delaware General Corporation Law. The filing of the Certificate of Elimination was authorized by the Board of Directors of the Company in accordance with the Delaware General Corporation Law. The Certificate of Elimination has the effect of eliminating from the Company’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company governing such series, originally filed by the Company with the Delaware Secretary of State on August 14, 2006 (the “Certificate of Designation”). The 400,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company, reserved for issuance in connection with the Rights Agreement under the Certificate of Designation, resumed their status as authorized but unissued shares of preferred stock of the Company as of the effective date of the Certificate of Elimination. A copy of the Certificate of Elimination is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No. 3.1	Description Certificate of Elimination of Designations of Series A Junior Participating Preferred Stock of Haynes International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: April 4, 2007	By: /s/ Anastacia S. Kilian
Anastacia S. Kilian, Vice President – General Counsel & Corporate Secretary